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Exhibit 11: Computation of Earnings Per Common Share
(in thousands, except per share data)

                                                    Year Ended December 31,
                                                -------------------------------
                                                  1996       1995       1994
                                                ---------  ---------  ---------
PRIMARY
Average common shares outstanding..............   334,139    334,151    334,151
Net effect of dilutive stock options--based
 on the treasury stock method using average
 market price..................................    11,849      8,278      4,744
                                                ---------  ---------  ---------
  Total........................................   345,988    342,429    338,895
                                                =========  =========  =========

Net income..................................... $ 474,495  $ 353,099  $ 266,593
Less: preferred stock dividend requirements....    14,055      1,469          -
                                                ---------  ---------  ---------
Net income applicable to common stock.......... $ 460,440  $ 351,630  $ 266,593
                                                =========  =========  =========
Per common share amount........................ $    1.33  $    1.03  $     .79
                                                =========  =========  =========

FULLY DILUTED
Average common shares outstanding..............   334,139    334,151    334,151
Net effect of dilutive stock options--based
 on the treasury stock method using the higher
 of ending or average market prices............    15,222      9,976      4,833
                                                ---------  ---------  ---------
  Total........................................   349,361    344,127    338,984
                                                =========  =========  =========

Net income..................................... $ 474,495  $ 353,099  $ 266,593
Less: preferred stock dividend requirements....    14,055      1,469          -
                                                ---------  ---------  ---------
Net income applicable to common stock.......... $ 460,440  $ 351,630  $ 266,593
                                                =========  =========  =========
Per common share amount........................ $    1.32  $    1.02  $     .79
                                                =========  =========  =========

Earnings per common share is based on the weighted average number of common shares outstanding during the period after consideration of the dilutive effect of common stock options. Primary earnings per common share assumes the maximum dilutive effect of common stock equivalents, using average market prices. Fully diluted earnings per common share assumes the maximum dilutive effect of common stock equivalents, using the higher of ending or average market prices.
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     To the extent stock options are exercised or restricted shares are awarded from time to time under the Corporation's 1991 Long-Term Incentive Plan, the Board of Directors has approved the purchase on the open market or in privately negotiated transactions of the number of shares issued.

     For comparative purposes, earnings per common share and weighted average common shares outstanding and common stock equivalents have been restated to reflect the three-for-two split of the Corporation's Common Stock, effected in the form of a dividend, issued January 1, 1997, to stockholders of record as of December 16, 1996.